Exhibit 10.38

EXECUTION COPY

LOAN AGREEMENT

dated as of November 10, 2005,

among

TD HOLDING CORPORATION,

THE LENDERS NAMED HEREIN,

and

BANC OF AMERICA BRIDGE LLC,

as Administrative Agent

BANC OF AMERICA SECURITIES LLC

and

CREDIT SUISSE,

as Joint Bookrunners and Joint Lead Arrangers,

CREDIT SUISSE,

as Syndication Agent,

and

LEHMAN COMMERCIAL PAPER INC.,

as Documentation Agent

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ARTICLE VI

EVENTS OF DEFAULT

ARTICLE VII

THE ADMINISTRATIVE AGENT

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Notices	62
SECTION 8.02.	Survival of Agreement	62
SECTION 8.03.	Binding Effect	63
SECTION 8.04.	Successors and Assigns	63
SECTION 8.05.	Expenses; Indemnity	66
SECTION 8.06.	Right of Setoff	67
SECTION 8.07.	Applicable Law	67
SECTION 8.08.	Waivers; Amendment	67
SECTION 8.09.	Interest Rate Limitation	68
SECTION 8.10.	Entire Agreement	69
SECTION 8.11.	WAIVER OF JURY TRIAL	69
SECTION 8.12.	Severability	69
SECTION 8.13.	Counterparts	69
SECTION 8.14.	Headings	69
SECTION 8.15.	Jurisdiction; Consent to Service of Process	69
SECTION 8.16.	Confidentiality	70
SECTION 8.17.	USA PATRIOT Act Notice	71

Schedules

Schedule 2.01	Lenders and Commitments
Schedule 3.02	Authorizations
Schedule 3.04	Governmental Approvals
Schedule 3.05	Material Liabilities Not Reflected in Balance Sheet
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 8.01	Administrative Agent’s Office

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Exhibits

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form of Amendment No. 1 to TransDigm Credit Agreement
EXHIBIT E	Form of Section 5.13 Certificate

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LOAN AGREEMENT dated as of November 10, 2005 (this “Agreement”), among TD HOLDING CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and BANC OF AMERICA BRIDGE LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower has requested the Lenders to make Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount of $200.0 million, the proceeds of which will be used by the Borrower, together with cash on hand at TransDigm Inc., a Delaware corporation and an indirect wholly owned Subsidiary of the Borrower (“TransDigm”), that will on or after the Closing Date be dividended to the Borrower, to do the following on or after the Closing Date: (a) pay dividends to equity holders of the Borrower or to repay shareholder loans made to the Borrower by such equity holders, (b) make payments (whether characterized as compensation, bonuses or otherwise) to holders of options to purchase equity of the Borrower in the amount of the dividends that such holders would have received in respect of such equity had their options been exercised prior to the payment of the dividends referred to in clause (a), (c)  make payments to terminate deferred compensation arrangements, (d) make one-time special bonus payments not in excess of $7.5 million in cash in lieu of the establishment of deferred compensation arrangements (the uses of proceeds described in clauses (a) through (d) being collectively referred to as the “Bonus and Dividend Payments”) and (e) pay fees and expenses relating to the Transactions and the amendment of the TransDigm Credit Agreement.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.            Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acquired Indebtedness” shall mean Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Borrower or at the time it merges or consolidates with or into the Borrower or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower or such acquisition, merger or consolidation.

“Adjusted LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as applicable, account as set forth on Schedule 8.01 hereto.

“Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such investment.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Applicable Percentage” shall mean, with respect to any Loan (a) for any day prior to the earlier to occur of (i) a Public Equity Offering and (ii) the date that is one year after the Closing Date (the date on which the earlier to occur of the events described in clauses (i) and (ii) occurs, the “Trigger Date”), 5.00%, (b) for any day on or after the Trigger Date and prior to the date that is one year after the Trigger Date, 5.50% and (c) for any day on or after the date that is one year after the Trigger Date, 6.00%.

“Arrangers” shall mean Banc of America Securities LLC and Credit Suisse.

“Asset Acquisition” shall mean (a) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (b) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) other than in the ordinary course of business.

“Asset Sale” shall mean any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Borrower or a Restricted Subsidiary of the Borrower of:  (a) any Capital Stock of any Restricted Subsidiary of the Borrower or (b) any other property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include (i) a transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Borrower as permitted by Section 5.11  or any disposition that constitutes a Change of Control, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) disposals or replacements of obsolete equipment in the ordinary course of business, (v) the sale, lease, conveyance, disposition or other transfer by the Borrower or any Restricted Subsidiary of the Borrower of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by Section 5.01  or pursuant to any Permitted Investment, (vi) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (vi), Purchase Money Notes shall be deemed to be cash), (vii) dispositions of cash or Cash Equivalents; and (viii) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Asset Sale Offer Trigger Date” shall have the meaning assigned to such term in Section 5.04(c).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Bankruptcy Law” shall mean Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” shall mean, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Bonus and Dividend Payments” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” shall mean the incurrence of the Loans.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law, regulation or executive order, to close; provided, however, that when used in connection with a Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

 “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” shall mean: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

“Change of Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to the Borrower (in the case of the assets of any direct or indirect parent of the Borrower), the Permitted Holders or their Related Parties or any Permitted Group; (ii) the approval by the holders of Capital Stock of the Borrower, of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement); (iii) any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 40% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, at a time when the Permitted Holders and their

Related Parties in the aggregate own a lesser percentage of the total ordinary voting power represented by such issued and outstanding Capital Stock;  (iv) the first day on which a majority of the members of the Board of Directors of the Borrower or any direct or indirect parent holding company of the Borrower are not Continuing Directors; (v) to the extent any TransDigm Notes are outstanding, a “Change of Control,” as defined in the TransDigm Indenture, shall have occurred; or (vi) the failure at any time by the Borrower to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the total ordinary voting power represented by the issued and outstanding Capital Stock of TransDigm (except to the extent TransDigm is merged with and into the Borrower in accordance with the terms of this Agreement).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.07, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Closing Date” shall mean November 10, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Loan hereunder as set forth on Schedule 2.01.

“Common Stock” of any Person shall mean any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes all series and classes of such common stock.

“Consolidated EBITDA” shall mean, with respect to any Person, for any period, the sum (without duplication) of such Person’s (i) Consolidated Net Income; and (ii) to the extent Consolidated Net Income has been reduced thereby:  (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period; (B) Consolidated Interest Expense; (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; (D) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions and (E) costs and expenses attributable to any debt or equity financing, including costs and expenses relating to any modifications, amendments or waivers of any financing documents undertaken in connection with any such financing.

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and (ii) any Asset Sales or other dispositions or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (iv) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.  If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:  (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) notwithstanding clause (i) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower.  In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Consolidated Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication:  (i) Consolidated Interest Expense; plus (ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Borrower, which estimate shall be conclusive); plus (iii) the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Borrower, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay cash dividends during any period prior to the maturity date of the Loans, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (iii).

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and (iii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” with respect to any Person as of any date of determination shall mean, the ratio of (x) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available to (y) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which internal financial statements are available, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Net Income” shall mean, for any period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:  (i) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP; (ii) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP; (iii) all extraordinary, unusual or non-recurring charges, gains and losses (including all restructuring costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP; (iv) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged or consolidated with or into the Borrower or any Restricted Subsidiary of the Borrower; (v) the net income (but not loss) of any Restricted Subsidiary of the Borrower to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Borrower of that income is prohibited by contract, operation of law or otherwise (other than any such prohibitions that are permitted under Section 5.02); (vi) the net loss of any Person, other than a Restricted Subsidiary of the Borrower; (vii) the net income of any Person, other than a Restricted Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Restricted Subsidiary of the Borrower by such Person; (viii) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; (ix) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, including the Original Transactions; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; (x) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to the Original Transactions and other acquisition transactions; and (xi) all after tax interest expense of the Borrower from the Measurement Date to November 15, 2005 with respect to the TD Holding Promissory Notes. For purposes of clause (iii)(v) of the first paragraph of Section 5.01, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

“Consolidated Non-cash Charges” shall mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairment and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower or any direct or indirect parent of the Borrower who (i) was a member of such Board of Directors on the Measurement Date; or (ii) was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” shall mean one or more debt facilities (including this Agreement and the TransDigm Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker’s acceptances.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary of the Borrower against fluctuations in currency values.

“Default” shall mean any event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Demand Securities” shall mean debt securities of the Borrower issued pursuant to a Demand Offering (as such term is defined in the Fee Letter) in accordance with the terms set forth in the Fee Letter.

“Designated Noncash Consideration” shall mean any noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Borrower or such Restricted Subsidiary at the time of such Asset Sale.  Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, the Borrower shall deliver an Officers’ Certificate to the Administrative Agent which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

“Designated Preferred Stock” shall mean Preferred Stock that is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(w) of the first paragraph of Section 5.01 .

“Disqualified Capital Stock” shall mean with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, (i) matures or is mandatorily redeemable, (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock, or (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case on or prior to the final maturity date of the Loans; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Loans shall not constitute Disqualified Capital Stock if:  (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Loans and set forth in Sections 2.14, 2.15 and 5.04; and (B) any such requirement only becomes operative after compliance with such terms applicable to the Loans, including the prepayment of any Loans pursuant thereto. The amount of any Disqualified Capital

Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Capital Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Restricted Subsidiary” shall mean any direct or indirect Restricted Subsidiary of the Borrower that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives having the force of law and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any

liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower, any of the Subsidiaries or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary of the Borrower or ERISA Affiliate could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Event of Default” shall have the meaning assigned to such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated November 10, 2005, among the Borrower, Banc of America Bridge LLC, Credit Suisse and Lehman Commercial Paper Inc.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such Person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is not a Domestic Restricted Subsidiary.

“Four-Quarter Period” shall have the meaning assigned to such term in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Closing Date with respect to Article III, as of the date of the applicable financial statements with respect to Section 5.14  and otherwise as of the Measurement Date.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 8.04(i).

“Group” shall have the meaning assigned to such term in the definition of Change of Control.

 “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Borrower and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Indebtedness” shall mean with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and interest swap agreements of such Person, and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of the Borrower of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.  For clarification purposes, the liability of the Borrower or any Restricted Subsidiary of the Borrower to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Closing Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Indemnification Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of each Interest Period applicable to such Loan and the day on which such Loan is repaid or prepaid.

“Interest Period” shall mean the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, and each successive three-month period commencing on the last day of the preceding interest period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Swap Obligations” shall mean the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements.

“Investment” shall mean, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries in accordance with normal trade practices of the Borrower or such Restricted Subsidiary, as the case may be. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Borrower (or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary of the Borrower, such Restricted Subsidiary has a minority interest that is held by an Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower), the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a three-month period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Documents” shall mean this Agreement and all other documents executed and delivered with respect to this Agreement or the Loans made hereunder, in each case including any annexes, exhibits, appendices or schedules thereto.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Marketable Securities” shall mean publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.

 “Maturity Date” shall mean November 10, 2011.

“Measurement Date” shall mean July 22, 2003, the date of original issuance of notes under the TransDigm Indenture.

“Moody’s” shall mean Moody’s Investor Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale net of:  (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions and title and recording tax expenses); (ii) all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale; (iii) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and (v) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“Obligations” shall mean all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” shall mean, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Borrower by any of the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

“Opinion of Counsel” shall mean an opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or any Subsidiary of the Borrower.

“Original Transactions” shall mean the “Transactions” as such term is defined in the TransDigm Indenture.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business” shall mean any business (including stock or assets) that derived a majority of its revenues from the business engaged in by the Borrower and its Restricted Subsidiaries on the Measurement Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries were engaged on the Measurement Date.

“Permitted Group” shall mean any group of investors that is deemed to be a “person” (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders’ Agreements, as the same may be amended, modified or supplemented from time to time, provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the “beneficial owner” (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Borrower that is “beneficially owned” (as defined above) by such group of investors.

“Permitted Holders” shall mean Warburg Pincus Private Equity VIII, L.P., its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P. and any other shareholder of the Borrower on the Measurement Date.

“Permitted Indebtedness” shall mean, without duplication, each of the following:

(i)            Indebtedness of the Borrower incurred pursuant to this Agreement in an aggregate amount not to exceed $200.0 million;

(ii)           Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $455.0 million, less:  (A) the aggregate amount of Indebtedness of Securitization Entities at the time outstanding, (B) the amount of all mandatory principal payments actually made by the Borrower or any such Restricted Subsidiary of the Borrower since the Measurement Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under a Credit Facility (excluding any such payments to the extent refinanced at the time of payment), and (C) further reduced by any repayments of revolving credit borrowings under a Credit Facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (vii), (xiii), (xiv) and (xv) below;

(iii)          other Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date, including the TransDigm Notes and the TD Holding Promissory Notes, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(iv)          Interest Swap Obligations of the Borrower or any of its Restricted Subsidiaries covering Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Agreement; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Borrower, to protect the Borrower or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(v)           Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower under Hedging Agreements and Currency Agreements;

(vi)          the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any such Restricted Subsidiaries; provided, however, that: (a) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of the Loans and (b) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Agreement or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary of the Borrower, as the case may be, that was not permitted by this clause (vi);

(vii)         Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $10.0 million;

(viii)        Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii) of this definition or with respect to the TD Holding Promissory Notes);

(ix)           guarantees by the Borrower and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Agreement;

(x)            Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Borrower, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(xi)           obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business;

(xii)          the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non recourse to the Borrower or any Subsidiary of the Borrower (except for Standard Securitization Undertakings);

(xiii)         Indebtedness incurred by the Borrower or any Restricted Subsidiary of the Borrower in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Borrower would be greater than the Consolidated Fixed Charge Coverage Ratio of the Borrower immediately prior to the incurrence of such Indebtedness;

(xiv)        additional Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount which does not exceed $20.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

(xv)         additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

(xvi)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

(xvii)       Indebtedness of the Borrower or any of its Restricted Subsidiaries represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Borrower or such Restricted Subsidiary, including in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business.

For purposes of determining compliance with Section 5.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 5.03, the Borrower shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with Section 5.03. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 5.03.

“Permitted Investments” shall mean: (i) Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Restricted Subsidiary of the Borrower (other than a Restricted Subsidiary of the Borrower in which an Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower holds a minority interest) (whether existing on the Closing Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Borrower (other than a Restricted Subsidiary of the Borrower in which an Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower holds a minority interest) or that will merge with or consolidate into the Borrower or a Restricted Subsidiary of the Borrower and Investments in the Borrower by the Borrower or any Restricted Subsidiary of the Borrower; (ii) investments in cash and Cash Equivalents; (iii) loans and advances (including payroll, travel and similar advances) to employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes (including to purchase Capital Stock of the Borrower, TransDigm Holding or TransDigm) in an aggregate principal amount not to exceed $5.0 million at any one time outstanding; (iv) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Agreement; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers; (vi) Investments made by the Borrower or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.04; (vii) Investments existing on the Closing Date; (viii) accounts receivable created or acquired in the ordinary course of business; (ix) guarantees by the Borrower or a Restricted Subsidiary of the Borrower permitted to be incurred under this Agreement; (x) additional Investments having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding, not to exceed the greater of (A) $100.0 million and (B) 7.5% of the Borrower’s Total Assets; (xi) any Investment by the Borrower or a Subsidiary of the Borrower in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; (xii) Investments the payment for which consists exclusively of Qualified Capital Stock of the Borrower; and (xiii) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business.

“Permitted Liens” shall mean, with respect to any Person,

(i)            pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(ii)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Borrower or any Restricted Subsidiary of the Borrower to provide collateral to the depository institution;

(iii)          Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(iv)          Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(v)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)          Liens securing Indebtedness incurred to finance the purchase, lease, or improvement of property (real or personal) or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of improvement, or commencement of full operation of the property subject to the Lien;

(vii)         Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(viii)        Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(ix)           Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(x)            Liens securing Interest Swap Obligations or Obligations under any Currency Agreement or Hedging Agreement so long as such Interest Swap Obligations or Obligations under such Currency Agreement or Hedging Agreement are permitted to be incurred under this Agreement;

(xii)          Liens to secure Indebtedness permitted under clause (ii) of the definition of Permiteed Indebtedness;

(xiii)         Liens existing on the Closing Date; and

(xi)           Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (vi), (vii), (viii) or (xiii); provided, however, that (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (vi), (vii), (viii) or (xiii) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (vi), (vii) or (viii) above to the extent such Lien applies to any Productive Assets acquired directly or indirectly from Net Cash Proceeds pursuant to Section 5.04.  For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Subsidiary Preferred Stock” shall mean any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (xv) of the definition of Permitted Indebtedness, does not exceed $5.0 million.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

 “Preferred Stock” of any Person shall mean any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Productive Assets” shall mean assets (including Capital Stock) that are used or usable by the Borrower and its Restricted Subsidiaries in Permitted Businesses.

“Public Equity Offering” shall mean an underwritten public offering of common stock of the Borrower (or the Qualifying IPO Issuer) pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether in the form of a primary or a secondary public offering).

“Purchase Money Note” shall mean a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Entity (in the case of a transfer by the Borrower or any of its Restricted Subsidiaries); and (ii) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

“Qualifying IPO Issuer” shall mean the Borrower or a corporation or other legal entity which owns, directly or indirectly, 100% of the outstanding Capital Stock of the Borrower.

“Refinance” shall mean, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean (a) any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not (i) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under this Agreement); and (ii) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold and (b) the Demand Securities.

“Register” shall have the meaning assigned to such term in Section 8.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party” with respect to any Permitted Holder shall mean (i)(A) any spouse, sibling, parent or child of such Permitted Holder; or (B) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Borrower for the benefit of any Person referred to in clause (i)(A) or (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Commitments and Loans representing more than 50% of the sum of the aggregate principal amount of all Commitments and Loans outstanding at such time.

“Required Premiums” shall have the meaning assigned to such term in the definition of Refinancing Indebtedness.

“Requisite Lenders” shall mean Lenders holding at least (x) a majority in principal amount of outstanding Loans, if at such time a majority in principal amount of outstanding Loans is held by the Arrangers or their Affiliates, or (y) 33 1/3% in principal amount of outstanding Loans, in all other cases.

“Restricted Subsidiary” of any Person shall mean any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Group or any successor thereto.

“Sale and Leaseback Transaction” shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Borrower or a Restricted Subsidiary of any property, whether owned by the Borrower or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Debt” shall mean any Indebtedness secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization Entity” shall mean a Wholly Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Borrower (as provided below) as a Securitization Entity (i) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (A) is guaranteed by the Borrower or any Restricted Subsidiary of the Borrower (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (B) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings; or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (ii) with which neither the Borrower nor any Restricted Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and (iii) to which neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the Board Resolution of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Indebtedness” shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Borrower, whether outstanding on the Closing Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate in right of payment to the Loans.

 “Significant Subsidiary,” with respect to any Person, shall mean any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“SPC” shall have the meaning assigned to such term in Section 8.04(i).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary, as determined in good faith by the Board of Directors of the Borrower, in an accounts receivable or equipment transaction.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Agreements” shall mean those certain stockholders agreements entered into in connection with the Original Transactions.

“Subsidiary” with respect to any Person, shall mean (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“TD Holding Promissory Notes” shall mean the Senior Unsecured Promissory Notes of the Borrower issued pursuant to a Subscription and Note Purchase Agreement, dated as of July 15, 2003, among the Borrower and the investors whose names are set forth on the signature pages thereto in an aggregate principal amount not to exceed $200 million.

“Total Assets” shall mean, as of any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries, as set forth on the Borrower’s most recently available internal consolidated balance sheet as of such date.

“Transactions” shall mean, collectively, the transactions to occur on the Closing Date, including (a) the execution and delivery of this Agreement, (b) the borrowing of the Loans hereunder and (c) the payment of all related fees and expenses.

“TransDigm Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of April 1, 2004, as amended as of the Closing Date by Amendment No. 1 thereto, dated the date hereof, among TransDigm, TransDigm Holding, the lenders party thereto and Credit Suisse (formerly known as Credit Suisse First Boston), as administrative agent and collateral agent, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“TransDigm Holding” shall mean TransDigm Holding Company, a Delaware corporation, the direct parent corporation of TransDigm and a direct, wholly owned Subsidiary of the Borrower and its successors and assignees.

“TransDigm Notes” shall mean the 8 3/8%  Senior Subordinated Notes due 2011 of TransDigm in an aggregate principal amount of $400.0 million issued on July 22, 2003 pursuant to the TransDigm Indenture, together with any notes that are issued in exchange therefore pursuant to the Registration Rights Agreement (as such term is defined in the TransDigm Indenture), or in replacement thereof pursuant to Section 2.06 or Section 2.07 of the TransDigm Indenture.

“TransDigm Indenture” shall mean the indenture dated as of July 22, 2003 among TransDigm, TransDigm Holding, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the TransDigm Notes are issued, as in effect on the Closing Date.

“TransDigm Security Documents” shall mean each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to the TransDigm Credit Agreement.

“Unrestricted Subsidiary” of any Person shall mean (a) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that (i) the Borrower certifies to the Administrative Agent that such designation complies with Section 5.01, and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries. The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, (A) in the case of an Unrestricted Subsidiary of the Borrower other than TransDigm and its Restricted Subsidiaries, the Borrower is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.03(i), or (B) in the case of an Unrestricted Subsidiary of TransDigm, TransDigm is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.03(ii), and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary of the Borrower shall not be deemed to have been taken, directly or indirectly, by the Borrower or any Restricted Subsidiary of the Borrower.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying:  (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person shall mean any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.            Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE II

The Loans

SECTION 2.01.            Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

(b)                                 If the Loans are not made on or before 5:00 p.m., New York City time, on November 14, 2005, the Commitments shall terminate at such time on such date.  The Borrower may terminate or reduce the Commitments at any time by providing irrevocable written or fax notice thereof to the Administrative Agent.

(c)                                  Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent an amount equal to such Lender’s Commitment, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date in accordance with Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans hereunder and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

(d)                                 The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender.  Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.02.            Borrowing Procedure; Funding of Loans.  (a)  In order to request the Borrowing to be made on the Closing Date, the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (or give telephonic notice promptly confirmed by written notice) not later than 10:00 a.m. (New York City time) on the Closing Date.  Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day), (ii) the number and location of the account to which funds are to be disbursed, and (iii) the amount of such Borrowing.  The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.02 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

(b)                                 Each Lender shall make the Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly transfer the amounts so received to the account designated by the Borrower in the Borrowing Request (to the extent the Administrative Agent shall not have theretofore made such funds available to the Borrower as contemplated by Section 2.01(c))  or, if a Borrowing shall not occur on the Closing Date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

SECTION 2.03.            Evidence of Debt; Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to each Lender, through the Administrative Agent, the principal amount of each Loan of such Lender in accordance with the terms hereof.  The Borrower shall make such payment of the then unpaid principal amount of each Loan on the Maturity Date (or such earlier date on which such Loan is required to be repaid in accordance with the provisions hereof), or if any such date is not a Business Day, on the next preceding Business Day, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.  All repayments pursuant to this Section 2.03 shall be subject to Section 2.08, but shall otherwise be without premium or penalty.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)                                  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 8.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.04.            Interest on Loans and Fees.  (a)  (i) Subject to the provisions of Section 2.05, the Loans shall bear interest for each Interest Period on the unpaid principal thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted LIBO Rate in effect for such Interest Period plus the Applicable Percentage in effect from time to time.

(b)                                 Interest on each Loan shall be payable to the Lenders, through the Administrative Agent, on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, the Administration Fees (as such term is used in the Fee Letter) set forth in the Fee Letter at the times and in the amounts specified therein.

SECTION 2.05.            Default Interest.  Any amount (whether of principal, interest, fees or otherwise) not paid when due hereunder or under any other Loan Document shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate then applicable to outstanding Loans pursuant to Section 2.04 plus 2.00% per annum.

SECTION 2.06.            Optional Prepayments.  (a)  The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephonic notice promptly confirmed by written notice), to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, however, that no optional prepayment shall be permitted under this Section 2.06 (x) if at such time there is less than $100.0 million of aggregate principal amount of Loans outstanding or (y) to the extent that, after giving effect thereto, there would be less than $100.0 million in aggregate principal amount of Loans outstanding, unless in either case such optional prepayment is in an amount equal to the entire aggregate principal amount of Loans outstanding at such time.

(b)                                 Each notice of optional prepayment shall specify the prepayment date and the principal amount of the Loans to be prepaid, shall be irrevocable and shall commit the Borrower to prepay the amount stated therein on the date stated therein.  All prepayments under this Section 2.06 shall be subject to Section 2.08 but otherwise without premium or penalty.  All optional prepayments under this Section 2.06 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.07.            Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error.  The

Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)                                 Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.08.            Indemnity.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Loan prior to the end of the Interest Period in effect therefor, or (ii) any Loan to be made by such Lender not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss shall not, in any event, include any lost profit or loss of applicable margin.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.08 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.09.            Pro Rata Treatment.  Except as provided in Section 2.16, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.10.            Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid portion of its

Loans shall be proportionately less than the unpaid portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans then outstanding as the amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.10 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.11.            Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Loan or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office, or at such other location as the Administrative Agent shall notify the Borrower from time to time in accordance with Section 8.01.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)                                 Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.12.            Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties or interest attributable to (i) a failure or delay by the Administrative Agent or such Lender, as applicable, in making such written demand to the Borrower or (ii) the gross negligence or wilful misconduct of the Administrative Agent or such Lender, as applicable), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.13.            Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.07, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.12 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 8.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse, representation or warranty, except as to warranty as to its ownership of the assigned obligations (in accordance with and subject to the restrictions contained in Section 8.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations and, with respect to clause (iii) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.07 and Section 2.08); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.07 or the amounts paid pursuant to Section 2.12, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.12, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.07 in respect of such circumstances or event or shall waive its right to further payments under Section 2.12 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

(b)                                 If (i) any Lender shall request compensation under Section 2.07, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.12, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.07 or would reduce amounts payable pursuant to Section 2.12, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.14.            Change of Control.  (a)  The Borrower shall (i) within thirty (30) days following the occurrence of a Change of Control, make an offer to all Lenders to prepay all Loans pursuant to a Change in Control Offer (as defined in paragraph (b) of this Section 2.14) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment, in accordance with the terms contemplated in this Section 2.14; and (ii) prepay all the Loans of all Lenders properly accepting such offer of prepayment in accordance with such Change of Control Offer.

(b)                                 A “Change of Control Offer” means a notice delivered to the Administrative Agent (which will promptly furnish such notice to the Lenders) stating:

(i)                                     that a Change of Control has occurred and that such Lender has the right to require the Borrower to prepay all or a portion of such Lender’s Loans at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;

(ii)                                  the Change of Control prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is delivered);

(iii)                               that any Loans as to which such offer is not properly accepted will remain outstanding and continue to accrue interest;

(iv)                              unless the Borrower defaults in the payment of the purchase price of any Loans as to which the Change of Control Offer shall have been accepted, all Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control prepayment date;

(v)                                 Lenders electing to have any Loans purchased pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control prepayment date; and

(vi)                              that Lenders will be entitled to withdraw their election to require the Borrower to prepay their Loans; provided that the Administrative Agent receives, not later than the close of business on the last day of the offer period, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

(c)                                  On the prepayment date, the Borrower shall prepay the Loans of all Lenders who accept the Change of Control Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment.  All prepayments of Loans under this Section 2.14 shall be subject to Section 2.08.

(d)                                 Notwithstanding the foregoing provisions of this Section, the Borrower shall be deemed to have made a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 2.14(b) applicable to a Change of Control Offer made by the Borrower and prepays all Loans as to which offers for prepayment have been validly accepted and not withdrawn pursuant to the terms of such Change of Control Offer.

(e)                                  A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of the Change of Control Offer.

SECTION 2.15.            Asset Sale Offer.  (a)  On the Asset Sale Offer Trigger Date, as determined in accordance with Section 5.04, the Borrower shall (i) make an offer to all Lenders and, if required by the terms of any other Senior Indebtedness of the Borrower, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) in accordance with the procedures set forth below, to prepay the maximum aggregate principal amount of Loans and prepay or purchase the maximum principal amount of such Senior Indebtedness that is an integral multiple of $1,000 that may be purchased out of the aggregate Asset Sale Amount at a prepayment or purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment or repurchase, in accordance with the terms contemplated in this Section 2.15; and (ii) prepay all the Loans of Lenders properly accepting such offer of prepayment in accordance with such Asset Sale Offer (subject to the proration provisions set forth in paragraph (d) of this Section 2.15).

(b)                                 An “Asset Sale Offer” means a notice delivered to the Administrative Agent (which will promptly furnish such notice to the Lenders) stating:

(i)                                     that an Asset Sale Offer is being made pursuant to this Section 2.15 and that such Lender has the right to require the Borrower to prepay all or a portion of such Lender’s Loans (subject to the proration provisions set forth in paragraph (d) of this Section 2.15) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment; and

(ii)                                  the prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed).

(c)                                  On the prepayment date, the Borrower (subject to the proration provisions set forth in paragraph (d) of this Section 2.15) shall prepay the Loans of all Lenders who accept the Asset Sale Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment.  All prepayments of Loans under this Section 2.15 shall be subject to Section 2.08.

(d)                                 To the extent that the aggregate amount of Loans and other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Borrower may use any remaining Asset Sale Offer Amount for general corporate purposes, subject to the terms of this Agreement.  If the aggregate principal amount of Loans and other Senior Indebtedness of the Borrower tendered pursuant to an Asset Sale Offer exceeds the aggregate Asset Sale Offer Amount, the Borrower shall select or cause to be selected the Loans and such other Senior Indebtedness to be prepaid or purchased on a pro rata basis based on the principal amount (or accreted value) of the Loans and other such Senior Indebtedness tendered.  Upon completion of any such Asset Sale Offer, the Asset Sale Offer Amount related to such Asset Sale Offer shall be reset at zero.

(e)                                  Pending the final application of any Net Cash Proceeds pursuant to this Section 2.15, the Borrower or the applicable Restricted Subsidiary of the Borrower may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited hereunder.

SECTION 2.16.            Mandatory Prepayment.  (a)  Substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt by the Borrower of the proceeds of the offering of Demand Securities, the Borrower shall repay such of the Loans as shall be determined by the Arrangers in an amount equal to such proceeds, net of reasonable costs associated therewith.

(b)                                 The Borrower shall deliver to the Administrative Agent, at the time of each mandatory prepayment required under this Section 2.16, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such mandatory prepayment and (ii) to the extent practicable, at least three days prior written notice of such mandatory prepayment.  Each notice of mandatory prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid (as determined in accordance with Section 2.16(a)).  All prepayments under this Section 2.16 shall be subject to Section 2.08, but shall otherwise be without premium or penalty.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01.            Organization; Powers.  The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.            Authorization.  The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of the Borrower or any of its Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) except as set forth on Schedule 3.02, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries.

SECTION 3.03.            Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

SECTION 3.04.            Governmental Approvals.  Except as set forth on Schedule 3.04, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect or which are not material to the consummation of the Transactions.

SECTION 3.05.            Financial Statements.  The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of TransDigm Holding and its consolidated Subsidiaries as of and for the fiscal years ended September 30, 2002 and 2003, each audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, (ii) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of TransDigm Holding and its consolidated Subsidiaries as of and for the fiscal year ended September 30, 2004, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, (iii) the balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal year ended September 30, 2003, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, (iv) the balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal year ended September 30, 2004, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, (v) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of TransDigm Holding and its consolidated Subsidiaries as of and for each fiscal quarter subsequent to September 30, 2004 ended 50 days before the Closing Date and (vi) the unaudited consolidated balance sheet and related statement of income of TransDigm Holding and its consolidated Subsidiaries as of and for each fiscal month subsequent to the date of the most recent unaudited quarterly financial statements furnished under clause (ii) ended 30 days before the Closing Date.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower or TransDigm Holding and its consolidated Subsidiaries, as applicable,  as of such dates and for such periods.  Except as set forth on Schedule 3.05, such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except that the unaudited financial statements are subject to normal year-end adjustments and do not contain notes thereto.

SECTION 3.06.            No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since September 30, 2004.

SECTION 3.07.            Title to Properties; Possession Under Leases.  (a)  The Borrower and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and material assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and material assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by the TransDigm Credit Agreement.

(b)                                 The Borrower and each of its Subsidiaries has complied with all material obligations due and payable or required to be performed under all material leases to which it is a party and all such material leases are in full force and effect.  The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except where the failure to so enjoy could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.            Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein.  The shares of Capital Stock so indicated on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the TransDigm Security Documents).

SECTION 3.09.            Litigation; Compliance with Laws.  (a)  Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary of the Borrower or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 None of the Borrower or any of the Subsidiaries or any of their respective material properties or material assets is in violation of, nor will the continued operation of their material properties and material assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.            Agreements.  (a)  None of the Borrower or any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect (it being understood that TransDigm is subject to dividend and investment restrictions under the TransDigm Indenture).

(b)                                 None of the Borrower or any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.            Federal Reserve Regulations.  (a)  None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.            Investment Company Act; Public Utility Holding Company Act.  None of the Borrower or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.13.            Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14.            Tax Returns.  The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary of the Borrower, as applicable, shall have set aside on its books adequate reserves and except for taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.            No Material Misstatements.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, which when taken as a whole and together with the representations and warranties contained in this Agreement, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule and it is understood that actual results may differ from forecasts and projections.

SECTION 3.16.            Employee Benefit Plans.  Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  The present value of all benefit liabilities under any underfunded Plan (based on the assumptions used to fund such plan and when considered together with all such underfunded Plans) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17.            Environmental Matters.  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.18.            Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date.  As of each such date, such insurance is in full force and effect and all premiums have been duly paid if due.  The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are, when considered in its entirety, in the good faith judgment of the Borrower prudent in the ordinary course of business of the Borrower and its Subsidiaries.

SECTION 3.19.            Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is bound.  Except to the extent any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) all payments due from the Borrower or any Subsidiary of the Borrower, or for which any claim may be made against the Borrower or any Subsidiary of the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

SECTION 3.20.            Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

(a)                                  The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.02.

(b)                                 The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(c)                                  At the time of and immediately after the Borrowing to be made on the Closing Date, no Event of Default or Default shall have occurred and be continuing.

(d)                                 The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Willkie Farr & Gallagher LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby request such counsel to deliver such opinions.

(e)                                  All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent.

(f)                                    The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower, TransDigm Holding, TransDigm and each other Significant Subsidiary of the Borrower, certified as of a recent date by the Secretary of State of the State of its organization, (ii) a certificate, dated the Closing Date and signed by the Secretary or Assistant Secretary of the Borrower, certifying that (A) attached thereto is a true and complete copy of the by-laws of the Borrower, TransDigm Holding, TransDigm and each other Significant Subsidiary of the Borrower as in effect on the Closing Date and at all times since a date prior to the resolutions described in clause (B) below, (B) attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other equivalent governing body of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) attached thereto is a certificate as to the good standing of the Borrower, TransDigm Holding, TransDigm and each other Significant Subsidiary of the Borrower as of a recent date by the Secretary of the State of State of its organization, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other Loan Document or any other document delivered in connection therewith; (ii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above; and (iii) such other documents as the Lenders or the Administrative Agent may reasonably request.

(g)                                 The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) above.

(h)                                 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including fees pursuant to the Fee Letter and, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower thereunder, hereunder or under any other Loan Document.

(i)                                     All requisite Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

(j)                                     The Lenders shall have received, to the extent requested, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k)                                  The Administrative Agent shall have received evidence acceptable to the Administrative Agent and its counsel that the TransDigm Credit Agreement has been amended pursuant to an amendment in substantially the form of Exhibit D.

ARTICLE V

Covenants

SECTION 5.01.            Restricted Payments.  The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)                                  declare or pay any dividend or make any distribution on or in respect of shares of the Borrower or any of its Restricted Subsidiaries’ Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Borrower and dividends or distributions payable to the Borrower or a Restricted of the Borrower and other than pro rata dividends or other distributions made by a Subsidiary of the Borrower that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(b)                                 purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower or of any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower held by any Affiliate of the Borrower (other than a Restricted Subsidiary of the Borrower) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(c)                                  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Borrower that is subordinate or junior in right of payment to the Loans (other than the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(d)                                 make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)            a Default or an Event of Default shall have occurred and be continuing; or

(ii)           (A) if the Restricted Payment is made by the Borrower or any of its Restricted Subsidiaries (other than TransDigm and any of its Restricted Subsidiaries) the Borrower is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.03(i) or, (B) if the Restricted Payment is made by TransDigm or any of its Restricted Subsidiaries, TransDigm is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.03(ii); or

(iii)          the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Measurement Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (9), (10), (11) and (12) of the following paragraph) shall exceed the sum of, without duplication:

(v)           50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Borrower earned subsequent to June 30, 2003 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); provided, however, that if, at the time of a proposed Restricted Payment under this paragraph of this Section 5.01, the Consolidated Leverage Ratio of the Borrower is less than 4.5 to 1, for purposes of calculating the availability of amounts hereunder for such Restricted Payment only, the reference to 50% in this clause (v) shall be deemed to be 75%; plus

(w)          100% of the aggregate net cash proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to the Measurement Date and on or prior to the Reference Date of Qualified Capital Stock of the Borrower; plus

(x)            without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to the Measurement Date by the Borrower from a holder of the Borrower’s Capital Stock (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from an Equity Offering (as such term is defined in the TransDigm Indenture) to the extent used to redeem the TransDigm Notes in compliance with the provisions set forth under Section 3.07(b) of the TransDigm Indenture; plus

(y)           the amount by which Indebtedness of the Borrower or any of its Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to the Measurement Date of any Indebtedness of the Borrower or any of its Restricted Subsidiaries for Qualified Capital Stock of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Borrower or any such Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Borrower or to an employee stock ownership plan or a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees); plus

(z)            an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received after the Measurement Date by the Borrower or any Restricted Subsidiary of the Borrower (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Borrower and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Borrower’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1)                                  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of the declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)                                  any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Borrower (other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the immediately preceding paragraph;

(3)                                  the acquisition of any Indebtedness of the Borrower that is subordinate or junior in right of payment to the Loans through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Loans;

(4)                                  payments to redeem or repurchase the Borrower’s common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year the sum of (A) $5.0 million plus (B) any amounts not utilized in any preceding fiscal year following the Measurement Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Measurement Date of Capital Stock (other than Disqualified Capital Stock) to members of the Borrower’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to the Borrower from members of management of the Borrower or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of the Borrower (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Agreement;

(5)                                  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6)                                  the Bonus and Dividend Payments in an amount not to exceed the net proceeds of the Loans;

(7)                                  Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by Section 5.04 and Section 2.15;

(8)                                  upon occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to Section 2.14 (including the purchase of all Loans tendered), any purchase or redemption of Obligations of the Borrower that are subordinate or junior in right of payment to the Loans required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Borrower would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.03(i)  after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Borrower or any Subsidiary of the Borrower;

(9)                                  additional Restricted Payments in an aggregate amount not to exceed $15 million

(10)                            if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Measurement Date; provided that, (i) in the case of a dividend by the Borrower and its Restricted Subsidiaries (other than TransDigm and its Restricted Subsidiaries), at the time of such dividend, the Borrower, after giving effect to such dividend on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 1.75 to 1.0 and (ii) in the case of a dividend by TransDigm and its Restricted Subsidiaries, at the time of such dividend, TransDigm, after giving effect to such dividend on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

(11)                            payments of dividends on Disqualified Capital Stock issued in compliance with Section 5.03; and

(12)                            Permitted Acquisition Payments (as such term is defined in the TransDigm Indenture).

In determining the aggregate amount of Restricted Payments made subsequent the Measurement Date in accordance with clause (iii) of the first paragraph of this Section 5.01, (a) amounts expended pursuant to clauses (1), (7) and (8) of the immediately preceding paragraph shall be included in such calculation, and (b) amounts expended pursuant to clauses (2), (3), (4), (5), (6), (9), (10), (11) and (12) of the immediately preceding paragraph shall be excluded from such calculation.

The Board of Directors of the Borrower may designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary”.  For purposes of making such determination, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of the designation and shall reduce the amount available for Restricted Payments under the first paragraph of this Section 5.01.  All of those outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation.  Such designation shall only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding anything herein to the contrary, and in addition to the limits set forth in this Section 5.01, the aggregate amount of (i) all Restricted Payments covered in clauses (a) through (c) of the definition of Restricted Payments made on or after the Closing Date to the holders (either as such or in their capacity as holders of subordinated debt) of Capital Stock of the Borrower or any direct or indirect parent of the Borrower (which shall include the Permitted Holders and their respective Affiliates) (other than a Restricted Payment made pursuant to clause (4) above or the Bonus and Dividend Payments) and (ii) all Investments made on or after the Closing Date in any Permitted Holders or Permitted Group or their respective Affiliates (other than the Borrower and its Subsidiaries and members of management of the Borrower) shall not exceed (x) prior to the initial Public Equity Offering, the amount set forth in clause (9) above (minus the amount of all Restricted Payments already made pursuant to such clause on or after the Closing Date) and (y) following the initial Public Equity Offering, the sum of (A) the amount set forth in clause (9) above (minus the amount of all Restricted Payments already made pursuant to such clause on or after the Closing Date) and (B) 25% of the cumulative Consolidated Net Income of the Borrower earned subsequent to October 31, 2005 and on or prior to the date the Restricted Payment or Investment occurs (treating such period as a single accounting period).

SECTION 5.02.            Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Borrower to: (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower; or (c) transfer any of its property or assets to the Borrower, except, with respect to clauses (a), (b) and (c), for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) this Agreement; (3) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Borrower entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) the TransDigm Credit Agreement as in effect on the Closing Date and the TransDigm Indenture or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans or high yield debt securities, as applicable (and in each case under the relevant circumstances); (6) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date; (7) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien; (8) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale; (9) any agreement or instrument governing Capital Stock of any Person that is acquired; (10) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (11) other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Closing Date or permitted to be issued or incurred under this Agreement; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances); (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) and (6) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 5.03.            Incurrence of Indebtedness.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness (i) the Borrower and its Restricted Subsidiaries (other than TransDigm and its Restricted Subsidiaries) may, subject to the provisions of the following sentence, incur Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Borrower would have been greater than 1.75 to 1.0 and (ii) notwithstanding that the Borrower and its Restricted Subsidiaries (other than TransDigm and its Restricted Subsidiaries) may not be entitled to incur Indebtedness pursuant to clause (i) above, TransDigm and any of its Restricted Subsidiaries may incur Indebtedness in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of TransDigm would have been at least 2.0 to 1.0.

SECTION 5.04.            Asset Sales.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

(a)                                  the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Borrower’s Board of Directors);

(b)                                 at least 75% of the consideration received by the Borrower or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of: (i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets; (ii) any notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received); and (iii) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (i), (ii) and (iii) above, be deemed to be cash for the purposes of this provision or for purposes of this Section 5.04(b); and

(c)                                  upon the consummation of an Asset Sale, the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 425 days of receipt thereof either (i) to prepay any Senior Indebtedness of the

Borrower (including the Loans) or any Indebtedness of a Restricted Subsidiary of the Borrower and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)), (ii) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Borrower or such Restricted Subsidiary by the end of such 425-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 426th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 426th day)), or (iii) a combination of prepayment and investment permitted by the foregoing clauses (c)(i) and (c)(ii).  On the 426th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Borrower or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (c)(i), (c)(ii) and (c)(iii) of the next preceding sentence (each, an “Asset Sale Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Asset Sale Offer Trigger Date as permitted in clauses (c)(i), (c)(ii) and (c)(iii) of the next preceding sentence (each an “Asset Sale Offer Amount”) shall be applied by the Borrower to make an Asset Sale Offer in accordance with Section 2.15.  Notwithstanding the foregoing, if an Asset Sale Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Asset Sale Offer Amount to an Asset Sale Offer may be deferred until such time as such Asset Sale Offer Amount plus the aggregate amount of all Asset Sale Offer Amounts arising subsequent to the Asset Sale Offer Trigger Date relating to such initial Asset Sale Offer Amount from all Asset Sales by the Borrower and its Restricted Subsidiaries aggregates at least $10.0 million, at which time the Borrower or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Asset Sale Offer Amounts that have been so deferred to make a Asset Sale Offer in accordance with Section 2.15 (the first date the aggregate of all such deferred Asset Sale Offer Amounts is equal to $10.0 million or more shall be deemed to be a Asset Sale Offer Trigger Date).

Notwithstanding the immediately preceding paragraph, the Borrower and its Restricted Subsidiaries shall be permitted to consummate an Asset Sale without complying with such paragraph to the extent that: (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and (ii) such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Borrower or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

Notwithstanding the foregoing provisions of this Section 5.04, if at the time the Borrower would be required to make an Asset Sale Offer pursuant to Section 5.04(c) the Borrower does not have access to the applicable Net Cash Proceeds as a result of a restriction permitted by Section 5.02, then the Borrower shall have no obligation to make such Asset Sale Offer.

SECTION 5.05.            Transactions with Affiliates.  (a)  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Borrower’s option, either: (i) a majority of the disinterested members of the Board of Directors of the Borrower shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower or (ii) the Board of Directors of the Borrower or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower; and provided, further, that for an Affiliate Transaction with an aggregate value of $20.0 million or more the Board of Directors of the Borrower or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries or is on terns not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower.

(b)                                 The restrictions set forth in Section 5.05(a) shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary of the Borrower as determined in good faith by the Borrower’s Board of Directors or senior management; (ii) transactions exclusively between or among the Borrower and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement; (iii) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date as determined in good faith by the Board of Directors of the Borrower; (iv) Restricted Payments or Permitted Investments permitted by this Agreement ; (v) transactions effected as part of a Qualified Securitization Transaction; (vi) the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures which are approved by the Board of

Directors of the Borrower or such Restricted Subsidiary in good faith; (vii) payments or loans to employees or consultants that are approved by the Board of Directors of the Borrower in good faith; (viii) sales of Qualified Capital Stock; (ix) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Lenders in any material respect; (x) transactions permitted by, and complying with, the provisions of Sections 5.11 and 5.12, (xi) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower and (xii) usual and customary underwriting agreements (and related documents) relating to the sale of securities of the Borrower by Affiliates of the Borrower.

SECTION 5.06.            Liens.  The Borrower shall not incur any Secured Debt (other than Secured Debt that is secured by a Permitted Lien) unless contemporaneously therewith the Borrower makes effective provision to secure the Obligations of the Borrower hereunder, equally and ratably with (or, in the case of any Secured Debt that is not Senior Indebtedness, prior to) such Secured Debt for so long as such Secured Debt is secured by a Lien (the “Initial Lien”).  Any Lien created for the benefit of the Lenders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt and that holders of such other Secured Debt may exclusively control the disposition of property subject to the Initial Lien.

SECTION 5.07.            Conduct of Business.  The Borrower shall not permit TransDigm Holding to (a) engage in any business or activity other than its ownership of all of the outstanding shares of the Capital Stock of TransDigm and activities incidental thereto, (b) purchase, hold or acquire any assets other than the Capital Stock of TransDigm, cash and Cash Equivalents and other Investments in TransDigm or any Restricted Subsidiaries of TransDigm made in accordance with this Agreement, (c) incur any Indebtedness other than, subject to compliance with Section 5.03, as a guarantor of Indebtedness of TransDigm and its Restricted Subsidiaries permitted to be incurred under the TransDigm Indenture and this Agreement (and such guarantees may be secured by Liens the extent not prohibited by this Agreement), (d) merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it (in each case, other than the Borrower or TransDigm, or liquidate or dissolve, or (e) issue any Preferred Stock.  The Borrower shall own directly 100% of the Capital Stock of TransDigm Holding and shall not hold directly the Capital Stock of any other Person.  The Borrower shall cause TransDigm Holding to own directly 100% of the Capital Stock of TransDigm.  The Borrower shall not permit TransDigm or any of its Restricted Subsidiaries to engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which TransDigm and its Restricted Subsidiaries are engaged on the

Closing Date (which shall include engineered components businesses not within the aerospace industry).

SECTION 5.08.            Corporate Existence.  Subject to Section 5.11 and 5.12, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

SECTION 5.09.            Limitation on Preferred Stock of Restricted Subsidiaries.  The Borrower shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Borrower or to a Restricted Subsidiary of the Borrower) or permit any Person (other than the Borrower or a Restricted Subsidiary of the Borrower) to own any Preferred Stock of any Restricted Subsidiary of the Borrower, other than Permitted Subsidiary Preferred Stock. The provisions of this Section 5.09 will not apply to (w) TransDigm or any of the Restricted Subsidiaries of TransDigm that are guarantors pursuant to the TransDigm Notes or any Refinancing thereof, (x) any transaction as a result of which neither the Borrower nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with Section 5.03.

SECTION 5.10.            Limitation on Guarantees of Indebtedness of the Borrower.  The Borrower shall not permit any of its Restricted Subsidiaries to guarantee any Indebtedness of the Borrower or to secure any Indebtedness of the Borrower with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to guarantee or secure the Obligations of the Borrower under this Agreement, as the case may be, on an equal and ratable basis with such guarantee or Lien for so long as such guarantee or Lien remains effective; provided, however, that any guarantee by a Restricted Subsidiary of the Borrower of any Indebtedness of the Borrower that is subordinated and junior in right of payment to the Obligations of the Borrower under this Agreement shall be subordinated and junior in right of payment to the contemporaneous guarantee of the Obligations of the Borrower under this Agreement by such Restricted Subsidiary; provided further, however, that the Borrower shall not permit any of its Restricted Subsidiaries to secure any Indebtedness of the Borrower that is subordinated and junior in right of payment to the Obligations of the Borrower under this Agreement or to guarantee any Capital Stock of the Borrower.  Any guarantee or lien created for the benefit of the Lenders pursuant to the preceding sentence shall provide by its terms that such guarantee or Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial guarantee or Lien.

SECTION 5.11.            Merger, Consolidation, or Sale of Assets.  The Borrower shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person,

or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Borrower’s Restricted Subsidiaries) to any Person unless (i) either: (a) the Borrower shall be the surviving or continuing corporation; or (b) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Borrower and of the Borrower’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”): (x) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and (y) shall expressly assume all the Obligations of the Borrower under this Agreement and the Loans pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent; (ii) except in the case of a merger of the Borrower with or into a Wholly Owned Restricted Subsidiary of the Borrower and except in the case of a merger entered into solely for the purpose of reincorporating the Borrower in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Borrower or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 5.03(i), (iii) except in the case of a merger of the Borrower with or into a Wholly Owned Restricted Subsidiary of the Borrower and except in the case of a merger entered into solely for the purpose of reincorporating the Borrower in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Borrower or the Surviving Entity shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplements (if any) comply with this Agreement.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower. However, transfer of assets between or among the Borrower and its Restricted Subsidiaries will not be subject to this Section 5.11.

SECTION 5.12.            Successor Corporation Substituted.  Upon any consolidation, combination or merger, or any transfer of all or substantially all of the assets of the Borrower in accordance with Section 5.11, in which the Borrower is not the continuing corporation, the successor Person formed by such consolidation or into which the Borrower is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Agreement.

SECTION 5.13.            Repayment of Indebtedness of the Borrower.  On or before November 15, 2005, the Borrower shall repay in full all Indebtedness of the Borrower outstanding on the Closing Date (before giving effect to the Loans) and shall provide the Administrative Agent with a certificate of an Officer of the Borrower in the form of Exhibit E on or prior to November 15, 2005.

SECTION 5.14.            Financial Statements, Reports, etc.  The Borrower shall furnish to the Administrative Agent (either physically or through electronic delivery reasonably acceptable to the Administrative Agent), which shall furnish to each Lender:

(a)                                  within 95 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; and

(c)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary of the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or, after the initial Public Equity Offering, distributed to its shareholders, as the case may be.

SECTION 5.15.            Compliance Certificate.

(a)                                  The Borrower shall furnish to the Administrative Agent (either physically or through electronic delivery reasonably acceptable to the Administrative Agent), within 95 days after the end of each fiscal quarter, an Officers’ Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal quarter has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Loans is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Agreement.

(b)                                 The Borrower shall, so long as any of the Loans are outstanding, deliver to the Administrative Agent, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

SECTION 5.16  Filing of Report.  The Borrower shall cause TransDigm to file with the Securities and Exchange Commission on or prior to November 30, 2005 an Annual Report on Form 10-K for the fiscal year ended September 30, 2005 or a Current Report on Form 8-K, which Form 8-K shall be reasonably satisfactory to the Arrangers.

ARTICLE VI

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)                                  the failure to pay interest on any Loans when the same becomes due and payable if the default continues for a period of 30 days;

(b)                                 the failure to pay the principal on any Loans when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment of the purchase price of any Loans pursuant to (i) any mandatory prepayment required pursuant to Section 2.16, or (ii) a Change of Control Offer or an Asset Sale Offer on the date specified for such payment in the applicable offer to purchase);

(c)           a default in the observance or performance of the covenant set forth in Section 5.16 if the default continues for a period of 7 days after Borrower receives written notice specifying the default (and demanding that such default be remedied) from the Administrative Agent or the Requisite Lenders;

(d)                                 a default in the observance or performance of any other covenant or agreement contained herein or in Annex I to the Fee Letter if the default continues for a period of 30 days after the Borrower receives written notice specifying the default (and demanding that such default be remedied) from the Administrative Agent or the Requisite Lenders (except in the case of a default with respect to Section 5.11 or Section 5.13, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(e)                                  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Borrower or any Significant Subsidiary of the Borrower (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

(f)                                    one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Borrower or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(g)                                 the Borrower or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(i)                                     commences a voluntary case,

(ii)                                  consents to the entry of an order for relief against it in an involuntary case,

(iii)                               consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv)                              makes a general assignment for the benefit of its creditors, or

(h)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Borrower or any of its Significant Subsidiaries;

(ii)                                  appoints a custodian of the Borrower or any of its Significant Subsidiaries or for all or substantially all of the property of the Borrower or any of its Significant Subsidiaries; or

(iii)                               orders the liquidation of the Borrower or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(i)                                     any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Requisite Lenders, shall, by notice to the

Borrower, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be not liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.08) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders,  unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE VIII

Miscellaneous

SECTION 8.01.            Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  if to the Borrower, to it at The Tower at Erieview, 1301 East 9th Street, Suite 3710, Cleveland, OH 44114, Attention of Gregory Rufus (Fax No. 216-706-2937);

(b)                                 if to the Administrative Agent, to the Administrative Agent’s Office; and

(c)                                  if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01.  As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.02.            Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.07, 2.08, 2.12 and 8.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 8.03.            Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 8.04.            Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with notice to the Borrower and the Administrative Agent; provided, however, that (i) the amount of the Loans or Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans or Commitment), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent) and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation.  Upon recording pursuant to paragraph (e) of this Section 8.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 2.08, 2.12 and 8.05, as well as to any fees accrued for its account and not yet paid).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.14 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (including all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in paragraph (b) above, if any, the Administrative Agent shall promptly record the information contained in such Assignment and Acceptance in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)                                    Each Lender may, without notice to Borrower or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.07, 2.08 and 2.12 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, or increasing or extending the Commitments).

(g)                                 Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 8.16.

(h)                                 Any Lender may (without notice to the Borrower or the Administrative Agent) at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including, if such Lender is a fund that invests in bank loans, to a trustee for holders of obligations owed, or securities issued, by such fund); provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto and any foreclosure or exercise of remedies by such assignee or trustee shall be subject to the provisions of this Section 8.04 regarding assignments in all respects.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 8.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)                                     Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 8.05.            Expenses; Indemnity.  (a)  The Borrower agrees, to pay all out-of-pocket expenses incurred by the Arrangers in connection with the syndication of the credit facilities provided for herein and by the Administrative Agent in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

(b)                                 The Borrower agrees to indemnify the Administrative Agent, each Lender and each Indemnification Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Arrangers or the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Arrangers or the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers or the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and Commitments at the time.

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)                                  The provisions of this Section 8.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 8.05 shall be payable on written demand therefor.

SECTION 8.06.            Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 8.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 8.07.            Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.08.            Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan

Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement under this Section 8.08(b) shall (i) decrease the principal amount of, or extend the maturity of or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of or any other amount actually due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.09, the provisions of Section 8.04(j) or the provisions of this Section, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 8.04(i) without the written consent of such SPC, (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

SECTION 8.09.            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 8.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 8.10.            Entire Agreement.  This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnification Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 8.11.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12.            Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.13.            Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 8.03.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.14.            Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.15.            Jurisdiction; Consent to Service of Process.  (a)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)                                 The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  The Borrower irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.16.            Confidentiality.  (a)  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 8.16, to (A) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary of the Borrower or any of their respective obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 8.16.  For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section 8.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

(b)                                 Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or otherwise (and any Affiliate thereof and any employee, representative or other agent of such party or such Affiliate) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

SECTION 8.17.            USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TD HOLDING CORPORATION,

by
/s/ Gregory Rufus
Name: Gregory Rufus
Title: Vice President and Treasurer

BANC OF AMERICA BRIDGE LLC, individually and as Administrative Agent,

by
/s/ John McCusker
Name: John McCusker
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

by
/s/ James Moran
Name: James Moran
Title: Managing Director

by
/s/ Gregory S. Richards
Name: Gregory S. Richards
Title: Associate

LEHMAN COMMERCIAL PAPER INC.,

by
/s/ V. Paul Arzouian
Name: V. Paul Arzouian
Title: Authorized Signatory